UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2004

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15181	04-3363001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (207) 775-8100

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
Signature
EX-10.1 Trust Under Employment Agreement

Item 1.01. Entry into a Material Definitive Agreement.

     On September 8, 2004 we entered into a trust agreement with H.M. Payson & Co., as Trustee, to secure the funding of certain health insurance benefits previously granted under existing employment agreements with Kirk P. Pond, Chairman, President and Chief Executive Officer; Joseph R. Martin, Vice Chairman and Senior Executive Vice President; and Daniel E. Boxer, Senior Executive Vice President and Corporate Secretary. The company contributed $2.25 million to the trust upon its creation. Under each executive’s employment agreement, the executive is entitled to health care benefits for himself and his eligible dependents until the later of his or his spouse’s death. The trust will be used to pay health insurance premiums and reimbursable related expenses to satisfy these obligations. Upon a change in control, the company or its successor is obligated to contribute additional funds to the trust, if and to the extent necessary to provide all remaining health care benefits required under the employment agreements. The trust will terminate when the company’s obligation to provide the health care benefits ends, at which time any remaining trust assets will be returned to the company. The foregoing description is qualified in its entirety by reference to the trust instrument, which is included in this report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Trust, made September 8, 2004, under the Employment Agreements Between Fairchild Semiconductor Corporation and Kirk P. Pond, Joseph R. Martin and Daniel E. Boxer.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: September 13, 2002	By:	/s/ Paul D. Delva

Paul D. Delva Vice President and General Counsel